Exhibit (A)(8)

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Stock Option Plan - Frequently Asked Questions:

1. What is a Stock Option?

A stock option (or grant) gives an employee the right to buy (or exercise) a fixed number of TLC shares at a fixed price during a predetermined period of time. The price at which the option is provided is called the option price (or grant price) which is determined by the market price at the time the options are granted. Employees who have been granted stock options hope that the TLC market price will go up and that they will be able to cash in by buying (exercising) the stock at the lower grant price and then selling the stock at the higher current market price.

2. When and how long must I wait to exercise my stock options?

The terms of your stock options are included in your stock option letter. A vesting schedule of 25% each year for 4 years typically applies to all TLC stock options. For example, if you were granted 100 stock options on December 1, 2001, you will be entitled to exercise 25 options on or after December 1, 2002; 50 options on or after December 1, 2003; 75 options on or after December 1, 2004; and all 100 options on or after December 1, 2005 up to and including the expiry date. TLC's expiry date is typically 5 years from the date options were granted. In the example provided above, the expiry date is December 1, 2006.

3. Do I have to exercise all outstanding vested options at once?

Not less than 100 Shares may be purchased at any one time except where the remainder totals less than 100.

4. How do I exercise my vested stock options?

Should you decide to exercise your vested stock options, please contact Corporate Human Resources.

5. Are there any restrictions on exercising my stock options?

TLC may place restrictions on the exercise of employee stock options. Restrictions are typically placed to prohibit employees from exercising options during the periods immediately before or after the company releases its earnings report. This type of restriction is known as a blackout. Employees are notified by email as to when TLC is in a blackout.

6. How do I pay for the shares that I receive through exercising my options?

If you choose to purchase (i.e., exercise) your options and do not wish to sell, you must arrange immediate payment to TLC for the cost of the shares. This is known as an Exercise
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and Hold transaction. However, at the time of exercise, if you wish to sell all of the stock you receive, TLC' s broker will deduct from your gross proceeds their commission* (after giving effect to a discount (50% - CDN; 60% - US)) and the cost of the shares (which they will pay to TLC) and pay the balance to you. This is known as an Exercise and Sell transaction.

* Minimum commission fee applied to TLC Exercise & Sell transactions is $125 CDN; $75 US.

7. Does it cost me anything to exercise my options?

Yes. When you exercise (i.e., buy) your stock options, you owe TLC the cost of the stock (the number of shares exercised multiplied by the option price per share). However, if you want to exercise and sell your shares on the same day (i.e., a cashless exercise), TLC's broker will use the proceeds from the sale of your stock to pay for the cost of the stock and commissions associated with selling your stock. Although there is a cost, you do not have to pay it with money out of your pocket.

8. If I choose to sell my shares, when will I get my money from the sale?

Payment of any proceeds received from an option transaction will be forwarded to you on the day that your transaction settles which is typically 3-5 business days.

9. When should I exercise my options?

Although there is no definitive answer as to when to exercise your options, there are some general guidelines:

      1. You should not exercise your options if the current market price is lower than the price at which you were granted the options (i.e. option price).

      2. You may want to exercise your options if you terminate employment with TLC because your options will expire within 90 days of leaving TLC.

Please note that TLC will not permit employees to exercise options during certain "blackout" periods.

10. Do I have the right to vote on company issues?

Receiving a grant of share options from TLC does not give you the right to vote on company issues enjoyed by actual shareholders. Upon exercising your options and buying the shares, you will be entitled to full shareholder privileges, including voting rights.

11. What happens to my stock options if I leave TLC?

Employees have 90 days from their last day worked to exercise any outstanding options that have vested as of their last day worked and are non-expired.
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12. What is the difference between the TLC Employee Share Purchase Plan and the
    TLC Stock Option Plan?

TLC's Employee Share Purchase Plan allows employees to save regularly and become a shareholder of TLC at the same time. As a participant in the Plan, you may direct up to 10% of your earnings toward the purchase of TLC common shares, by way of payroll deduction or by lump sum payment. One year later, TLC will match your contribution by 25%. The number of shares your contribution buys each purchase date will vary according to the market price. Enrollment dates are every March 1st, June 1st, September 1st, and December 1st.

TLC's Stock Option Plan is a benefit that grants options to employees to buy company stock at a specified price during a specified period once the option has vested. So if an employee gets an option of 100 shares at $10 and the stock price goes up to $20, the employee can "exercise" the option and buy those 100 shares at $10 each, sell them on the market for $20 each, and pocket the difference (less a broker commission fee). But if the stock price never rises above the option price, the employee will simply not exercise the option.
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Glossary of Terms

Blackout

A period of time, typically immediately before or after the company releases its earnings report, during which restrictions on selling company shares are in place. Employees are restricted from exercising options during a blackout. Employees will be notified by email regarding blackouts.

Broker

RBC Dominion Securities (CDN); Paine Webber (US) acts as TLC's agent on the sale of option stock.

Cashless Exercise

Please see "Exercise and Sell".

Commission

A fee charged on the sale of option stock. This fee is based on the number of shares sold. The minimum fee is $125 CDN (50% discount); $75 US (60% discount) when you use TLC's broker.

Employee Stock Option Plan

A benefit that grants options to purchase company stock to selected employees of the company. The options give the employee the right to buy a specified number of TLC shares at a specified price (i.e., the "option price") for a predetermined period of time.

Exercise

Your acceptance of TLC's offer to purchase TLC shares at the predetermined option price. To exercise is essentially to buy the shares. Upon exercising, you owe TLC the cost of the shares.

Exercise and Hold

The process whereby an individual chooses to exercise (purchase) shares with the intent of retaining the stock.

Exercise and Sell

Also known as a cashless exercise. Allows an individual to exercise their options and sell their option stock simultaneously, eliminating the need to provide any out of pocket cash to facilitate the transaction.

Expiry Date

The end of a grant's term, as stated in your Stock Option letter. Stock options are grants for a predetermined period of time. If the option has not been exercised at the end of the period, it expires and is no longer exercisable.

Grant Date

The date on which an employee receives a grant of stock options.

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Grant Price

See "Option Price".

Grant

The receipt of employee stock options. Each stock option within the grant has the same option price, vesting period and expiration date. You may exercise all or part of the options within each grant depending on when, and how much of, the options are vested.

Market Price

The price at which TLC shares are currently trading on the TSX or NASDAQ. TLC's trading symbols are "TLC" and "TLCV", respectively.

Options

A right to purchase a specified number of shares of stock from the company at a fixed price. This right is usually available for a specific period of time (e.g., 5 years) after which any unexercised options are forfeited.

Option Price

The fixed specified price at which an individual has the right to buy TLC shares.

Shares

See "Stock".

Stock

Represents ownership interest in a company and carries voting privileges.

Stock Option Letter

A legal document specifying the date options were granted, the amount of options granted, the price at which the options were granted, along with vesting and expiry terms.

Vesting Schedule

A schedule, as specified in your Stock Option letter, setting forth when and to what extent options become exercisable (e.g., 25% per year over four years). Vesting determines when the options an employee receives are available to exercise.